EXHIBIT 99

FOR IMMEDIATE RELEASE

Contact:	Thomas Stienessen
Chief Executive Officer
(507) 387-2265

NORTHERN STAR FINANCIAL, INC. REPORTS

THIRD QUARTER RESULTS AND SETTLEMENT OF LAWSUITS

MANKATO, Minnesota (May 14, 2003) - Northern Star Financial, Inc. (NASDAQ/OTC BB: “NSBK”) today announced results for the Company and its wholly owned subsidiary Northern Star Bank for the third quarter of the fiscal year ending June 30, 2003.

Northern Star Financial, Inc., the parent company of Northern Star Bank, reported a net profit of  $43,429 in the third quarter ended March 31, 2003 compared with a net loss of $111,721 in the third quarter of fiscal year 2002.  The basic profit per share of $0.09 for the third quarter of the fiscal year ending June 30, 2003 compared with a basic loss per share of $0.23 during the third quarter of the fiscal year ending June 30, 2002.

The Company’s total assets increased to almost $50.0 million at the end of the third quarter up from $48.6 million for the fiscal year ending June 30, 2002.  Total deposits for the third quarter ended March 31, 2003 increased to $40.9 million up from $39.6 million for the fiscal year ending June 30, 2002. Loan receivables net of allowance for loan losses increased by $3.5 million over the prior fiscal year end.

Thomas Stienessen, Chief Executive Officer of Northern Star Financial, Inc. indicated that the improvement in operations was due to improvements in the Bank’s net interest margin as well as in non-interest income associated with high levels of residential mortgage loan refinancing taking place in the Mankato and St Cloud markets. Non-interest income for the third quarter of fiscal year 2003 increased by $191,757 or 260 % over the same period in fiscal year 2002.

Stienessen confirmed that the Company had reached a settlement agreement in two of the three lawsuits it had become ensnared in that arose out of the personal business affairs of a former director. Stienessen indicated that he remains optimistic about the Bank’s ability to prevail in the remaining case.

Northern Star Financial operates Northern Star Bank, a community bank located in Minnesota. The Bank operates two full-service offices that are located in Mankato and St. Cloud, Minnesota.

The following table summarizes certain historical financial data of Northern Star Financial, Inc. and its subsidiary on a consolidated basis as of and for the three and nine months ended March 31, 2003 and 2002.

	For the Three Months Ended March 31,		As of or for the Nine Months Ended March 31,
	2003	2002	2003	2002
Statement of Income:
Interest income	$694,204	$682,265	$2,142,750	$2,074,220
Interest expense	341,303	420,420	1,117,122	1,406,102
Net interest income	352,901	261,845	1,025,628	668,118
Provision for loan losses	34,900	18,000	63,600	351,300
Other non-interest income	265,269	73,512	738,110	341,248
Non-interest expense	539,841	429,078	1,700,580	1,227,292
Income (loss) before income tax expense	43,429	(111,721)	(442)	(569,226)
Income tax expense (benefit)	—	—	—	—
Net income (loss)	$43,429	$(111,721)	$(442)	$(569,226)

Balance Sheet:
Assets			49,995,985	43,834,870
Allowance for loan losses			718,045	571,191
Deposits			40,937,680	34,825,473
Shareholders’ equity			2,099,289	2,337,219

Per Share Data:
Net income (loss) — basic	$0.09	$(0.23)	$(0.00)	$(1.19)
Net income (loss) — diluted	$0.09	$(0.23)	$(0.00)	$(1.19)
Book value			4.11	4.87

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER.

Statements that Northern Star Financial may publish, including those in this announcement that are not strictly historical, are “forward-looking” statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.